CERTIFICATE OF CHANGE
OF

McGraw Hill Financial, Inc.

(Insert Name of Domestic Corporation)

Under Section 805-A of the Business Corporation Law

FIRST: The name of the corporation is:

McGraw Hill Financial, Inc.

If the name of the corporation has been changed, the name under which it was formed is:

McGraw-Hill Publishing Company, Inc.

SECOND: The certificate of incorporation was filed by the Department of State on:
December 29, 1925

THIRD: The changers) effected hereby are: (Check appropriate statement(s))

☐	The county location, within this state, in which the office of the corporation is located, is changed to:_____________________________________________
☑	The address to which the Secretary of State shall forward copies of process accepted on behalf of the corporation is changed to read in its entirety as follows:
General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New
York 10041

FOURTH: The change was authorized by the board of directors.

Scott L. Bennett
(Signature)	(Name of Signer)

Senior Vice President, Associate General Counsel and Secretary
(Title of Signer)

CERTIFICATE OF CHANGE
OF THE
CERTIFICATE OF INCORPORATION
OF McGRAW HILL FINANCIAL, INC.
UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

Prepared by:
Scott L. Bennett, Esq. Senior Vice President, Secretary and Associate General Counsel McGraw Hill Financial, Inc. 1221 Avenue of the Americas New York, New York 10020 (212) 512-3998